April 22, 2015

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

RE: Global Equity International, Inc.

We have read the statements that we understand Global Equity International, Inc. will include under Item 4.02 of the Form 8-K report regarding the restatement of the Company’s Form 10-Qs for the fiscal quarters ended March 31, June 30 and September 30, 2014. We agree with such statements made regarding our firm.

Very truly yours,

/s/ De Joya Griffith, LLC

De Joya Griffith, LLC

Certified Public Accountants